Exhibit 10.7
November 15, 2004

Mr. John Kilcoyne

5265 Caminito Esquisito
San Diego, CA 92130

Dear John:

This letter will confirm our offer to you President and CEO for Micrus Corporation (“Micrus”). An outline of the terms of this offer follows:

Salary:	A salary of $250,000 annually paid bi-monthly.

Bonus:	Annual cash bonus based on achievement of mutually agreeable Company and personal goals equal to a maximum of 30% percent of salary.

Equity Participation:	A grant of options under Micrus Stock Option Plan to purchase 700,000 shares of common stock at a price to be approved by the Micrus Board of Directors. The options will vest over 48 months. Any unvested options will immediately vest upon change of control. (See Note 1).

Benefits:	As an employee of the company you will be eligible to receive the following benefits; health insurance, 401(K) participation, vacation; sick leave and holidays.

Vacation:	Three weeks per full year /240 hours of maximum accrual. Employee may take accrued vacation after six months of continuous employment.

Relocation:	The Company will lease a mutually acceptable one-bedroom apartment for your initial relocation for a one-year period.

Following twelve months of employment, you will consider moving your family to the San Francisco peninsula area.

Start Date:	November 29, 2004

Employment:	This offer is good through Thursday November 18, 2004.

Micrus Corporation abides by employment at-will, which permits the Company to change the terms and conditions of employment with or without notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location

MICRUS CORPORATION 610 PALOMAR AVENUE SUNNYVALE, CA 94085	TEL 408-830-5900 FAX 408-830-5910 WEBSITE www.micruscorp.com of work. Neither this offer letter nor any other written or verbal communications are intended to create a contract of employment or a promise of long-term employment. All employment with the company is at-will. If you are terminated without cause you will receive salary continuation for a period of six months.

All new employees must complete a 90-day introductory period. The introductory period in no way effects the at-will status of all employees. The Immigration Reform and Control Act of 1986 requires all new employees to provide proof of citizenship and/or right to work documentation acceptable to the Immigration and Naturalization Services is enclosed for your review.

As a condition of employment, you will be required to sign the standard Micrus Employee Proprietary Information and Inventions Agreement, which will apply during your employment with the Company and thereafter. The Agreement is enclosed for your review. Upon acceptance of this offer of employment, the Agreement must be signed in the presence of, and witnessed by your hiring manager or the Director of Human Resources.

This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understanding between you and the Company, whether written or oral.

I believe that you can bring a significant amount of experience and knowledge to this position at Micrus. In return, Micrus is an excellent opportunity for you to achieve further career and financial success. I look forward to working with you toward the success of Micrus’s exciting opportunities.

Please confirm your acceptance of the offer as outlined herein by signing both copies of this letter and returning one to us in the envelope provided. If you have any questions, or if anything in this letter is not consistent with your understanding of our offer, please call me immediately. This offer is withdrawn if not accepted by Thursday, November 18, 2004.

Sincerely,	Agreed and Accepted,

/s/ MICHAEL R. HENSON	/s/ JOHN KILCOYNE

Michael R. Henson	John Kilcoyne
Chairman	President and Chief Executive Officer

MRH/ms

Enclosures

Note 1:	If Micrus completes a private financing greater than $5 million within 12 months, Mr. Kilcoyne will receive options to maintain his pro rata ownership.